Exhibit 10.12

Cumulus Media Inc.
Description of 2018 Non-Equity Incentive Plans

Awards to the executive officers under the Company’s 2018 quarterly incentive plan (the “2018 QIP”) will be based on the Company achieving budgeted adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) levels. The target cash incentive award opportunity available to each executive officer under the 2018 QIP is calculated as a percentage of each executive officer’s base salary, all in accordance with the terms of each such officer’s existing employment agreement.

Under the 2018 QIP, performance is measured at the end of each quarter, based on year-to-date performance at the end of the respective quarter. If target performance levels for the year-to-date period have been met or exceeded, 25% of the total annual target bonus will be awarded following applicable quarter end. If, at the completion of any quarter, target performance levels for the year-to-date period (other than the full year period) have not been met, no payment will be made for that period.

Following the end of the year, actual annual performance will be compared to the threshold, target and maximum performance goals. If the Company achieves the full-year 2018 threshold EBITDA goal, each executive officer will be entitled under the 2018 QIP to a total payout for the full year equal to 25% of his or her respective 2018 QIP target award opportunity. If the Company meets or exceeds the full-year 2018 maximum EBITDA goal, each executive officer will be entitled under the 2018 QIP to a total payout for the full year equal to 150% of his or her respective 2018 QIP target award opportunity. Actual performance between threshold and target and target and maximum will result in payout amounts determined by linear interpolation. The payout amount calculated for performance over the full-year period will be reduced by payments previously made for the quarterly periods in 2018.

The Company’s 2018 Supplemental Incentive Plan (the “2018 SIP”) provides participants the opportunity to earn cash payments in ratable installments over the fiscal quarters of 2018, based on the Company’s year-to-date performance at the end of the respective period.

The 2018 provides payouts only in the event the Company’s EBITDA performance meets or exceeds applicable levels after taking into account the proposed 2018 SIP payouts, making the program self-funding. Specifically, performance under the 2018 SIP will be measured, and payments will be made, as of the end of each applicable period, based on the Company’s EBITDA after giving effect to any such proposed payments. If target performance levels for the year-to-date period have been met or exceeded, one-quarter of the total annual 2018 SIP target bonus will be awarded following each period end. If, after giving effect to such payments target performance levels for the year-to-date period (other than the full year period) have not been met, no payment will be made following the applicable quarter. Under the 2018 SIP, target award opportunities for each executive officer are as follows: Ms. Berner ($1,470,000), Mr. Abbot ($587,500), Ms. Grimes ($120,000), and Mr. Denning ($480,000).

Following the end of the year, actual annual EBITDA performance will be compared to the threshold, target and maximum performance goals, and payouts, if any, will be determined in the same manner as under the 2018 QIP, except that under the 2018 SIP, EBITDA performance will be determined after giving effect to such proposed payments and awards made at previous quarter ends that have been paid will be subject to repayment by the affected executive in the event the affected executive resigns his or her employment with the Company prior to year-end.